UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 26, 2008
Applied Micro Circuits Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	000-23193	94-2586591
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
215 Moffett Park Drive, Sunnyvale, California 94089
(Address of principal executive offices)
(408) 542-8600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 26, 2008 the Board of Directors of Applied Micro Circuits Corporation (“AMCC” or the “Company”) appointed Paramesh Gopi, 39, as AMCC’s Chief Operating Officer, effective July 26, 2008. The Chief Operating Officer position is a newly created position.
Prior to joining AMCC, Dr. Gopi had been employed at Marvell Semiconductor, Inc., a fabless semiconductor company, since June 2002, where he was most recently the Vice President and General Manager, Embedded and Emerging Business Unit. Previously, Dr. Gopi served as Executive Director, Strategic Marketing and Application at Mindspeed Technologies/Conexant Systems, Inc., a fabless semiconductor company, from 2001 to 2002. Dr. Gopi was at Entridia, Inc., a fabless semiconductor company, from 1999 to 2001, most recently as Chief Executive Officer. In 1995, Dr. Gopi founded OTI, Inc., a networking company where he served at President until 1997.
The registrant is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.
The Company has entered into a letter agreement with Dr. Gopi which sets forth the terms of his at will employment by the Company. Dr. Gopi will receive a base salary at an annual rate of $380,000 and will be eligible to participate in any annual bonus program established by AMCC’s Compensation Committee. His bonus will be targeted at 50 percent of his base salary. In addition, Dr. Gopi will receive a one-time hiring bonus of $87,500. Dr. Gopi was granted options to purchase an aggregate of 650,000 shares of the Company’s common stock under the Company’s 1992 Equity Incentive Plan and standard form of option agreement. The options will have a term of eight years and 25% will vest one year from the date of hire and 1/48th of the options will vest monthly thereafter and will fully vest after four years.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

99.1	Press release dated July 30, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Micro Circuits Corporation
Date: July 30, 2008	By:	/s/ Cynthia J. Moreland
Cynthia J. Moreland
Vice President and General Counsel